Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2018

MILWAUKEE—April 25, 2018 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share of 89 cents in the first quarter of 2018 compared to 30 cents in the first quarter of 2017.  Revenue was $356.5 million in this year’s first quarter compared to $341.4 million in last year’s first quarter.  Operating income was $55.7 million in the first quarter of 2018 and $24.0 million in last year’s first quarter.

As previously disclosed, the Company completed its restructuring activities in 2017 and did not incur any restructuring or other costs in the first quarter of 2018.  Therefore, no adjustments were made to the GAAP results in the first quarter of 2018.  Any reference to “adjusted results” refers to the results in the comparable period in 2017.  The 2017 reported results include restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced 2017 first quarter operating income by $31.3 million ($23.4 million after-tax or 53 cents per share).

The adjusted results, discussed below, eliminate the impact of the restructuring and other costs in last year’s results, and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s earnings per share increased approximately 9% to 89 cents in this year’s first quarter, compared to adjusted earnings per share of 82 cents in the comparable period last year.  First quarter operating income was $55.7 million, compared to adjusted operating income of $55.3 million reported in last year’s first quarter. Foreign currency translation increased revenue, operating income, and earnings per share by approximately 5% compared to the adjusted results in 2017.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended March 31, 2018
April 25, 2018

The Company completed the acquisition of the natural colors business of GlobeNatural, a natural food and ingredient company based in Lima, Peru, in the first quarter. The natural colors of this business are used in a wide range of food and beverage applications and give Sensient expanded natural colors production capacity.

BUSINESS REVIEW

The Color Group reported revenue of $147.2 million in the quarter and $134.1 million in last year’s first quarter, an increase of approximately 10%. Segment operating income increased approximately 11% to $33.7 million in the quarter from $30.2 million in last year’s first quarter. Foreign exchange rates increased both revenue and operating income by approximately 6% in the quarter. The Group’s strong performance was driven primarily by outstanding new wins in cosmetics and natural colors.

The Flavors & Fragrances Group reported revenue of $188.3 million in the quarter and $186.9 million in last year’s first quarter. Segment operating income decreased to $25.3 million in the quarter from $28.8 million in last year’s first quarter. Foreign exchange rates increased revenue by approximately 4% and operating profit by approximately 1% in the quarter. The Group’s lower profit was a result of higher onion costs, lower onion pricing, and higher fragrance raw material costs.  The Company now expects the onion headwind to continue through the end of the third quarter.  The Group was also impacted by higher costs and lower volumes at the production site affected by last year’s plant consolidation.  The lower volumes are also due to unfavorable trends in the North American dairy industry.  The European Flavor businesses, Fragrances, and BioNutrients delivered strong results in the quarter.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended March 31, 2018
April 25, 2018

The Asia Pacific Group reported revenue of $30.3 million in the current quarter compared to $29.6 million in last year’s first quarter. Segment operating income decreased to $4.9 million in the quarter from $5.2 million in the comparable period last year. Foreign exchange rates increased revenue by approximately 4% and operating income by approximately 6% in the quarter.

Corporate & Other reported operating costs of $8.2 million in the quarter and $40.1 million in last year’s first quarter. Last year’s first quarter includes $31.3 million of restructuring and other costs.

2018 OUTLOOK

“The Color Group had another strong quarter, led by cosmetics and food and beverage colors,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “We are off to a strong start in the second quarter in the Color Group.  Results in our Asia Pacific Group are also off to a strong start in the second quarter.  Within Flavors & Fragrances, many of the businesses continue to perform well, and the completion of the restructuring program has created a strong foundation for growth.  While we now expect the onion headwind to continue through the end of the third quarter, this is a short-term issue that will resolve itself this year.  I remain very optimistic about the Company’s future.”

As a result of higher onion costs and continued pricing pressure in the onion market the Company is updating its guidance.  Sensient now expects diluted earnings per share for 2018 to be between $3.70 and $3.80. The Company’s previous guidance had been between $3.70 and $3.90.

CONFERENCE CALL

The Company will host a conference call to discuss its 2018 first quarter financial results at 10:00 a.m. CDT on Wednesday, April 25, 2018.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 1249634.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended March 31, 2018
April 25, 2018

A replay will be available beginning at 1:00 p.m. CDT on April 25, 2018, through midnight on May 2, 2018, by calling (404) 537-3406 and referring to conference identification number 1249634.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; the effectiveness of the Company’s past restructuring activities; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended March 31, 2018
April 25, 2018

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended March 31,
	2018	2017	% Change

Revenue	$356,477	$341,397	4.4%

Cost of products sold	233,406	220,452	5.9%
Selling and administrative expenses	67,390	96,908	-30.5%

Operating income	55,681	24,037	131.6%
Interest expense	5,555	4,811

Earnings before income taxes	50,126	19,226
Income taxes	11,932	6,034
Net earnings	$38,194	$13,192	189.5%

Earnings per share of common stock:
Basic	$0.89	$0.30

Diluted	$0.89	$0.30

Average common shares outstanding:
Basic	42,879	44,202

Diluted	43,034	44,479

Reconciliation of Non-GAAP Amounts

The Company did not incur any restructuring or other costs for the three months ended March 31, 2018. The Company's results for the three months ended March 31, 2017, included pre-tax restructuring and other costs of $31.3 million ($23.4 million after-tax or $0.53 per share). The restructuring costs related to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 related to the completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France.

	Three Months Ended March 31,
	2018	2017	% Change
Operating income (GAAP)	$55,681	$24,037	131.6%
Restructuring - Cost of products sold	-	342
Restructuring - Selling and administrative	-	19,870
Other - Selling and administrative	-	11,047
Adjusted operating income	$55,681	$55,296	0.7%

Net earnings (GAAP)	$38,194	$13,192	189.5%
Restructuring and other, before tax	-	31,259
Tax impact of restructuring and other	-	(7,827)
Adjusted net earnings	$38,194	$36,624	4.3%

Diluted EPS (GAAP)	$0.89	$0.30	196.7%
Restructuring and other, net of tax	-	0.53
Adjusted diluted EPS	$0.89	$0.82	8.5%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)
(Unaudited)

Results by Segment	Three Months Ended March 31,

Revenue	2018	2017	% Change

Flavors & Fragrances	$188,346	$186,875	0.8%
Color	147,160	134,066	9.8%
Asia Pacific	30,267	29,636	2.1%
Intersegment elimination	(9,296)	(9,180)

Consolidated	$356,477	$341,397	4.4%

Operating Income

Flavors & Fragrances	$25,327	$28,770	-12.0%
Color	33,672	30,217	11.4%
Asia Pacific	4,872	5,150	-5.4%
Corporate & Other	(8,190)	(40,100)

Consolidated	$55,681	$24,037	131.6%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments.  The 2017 restructuring and other costs are reported in Corporate & Other.

Consolidated Condensed Balance Sheets March 31,	2018	2017

Cash and cash equivalents	$30,420	$29,109
Trade accounts receivable, net	216,480	202,343
Inventories	467,996	410,067
Other current assets	45,023	51,422
Assets Held for Sale	2,022	6,788
Total Current Assets	761,941	699,729

Goodwill & intangible assets (net)	433,001	395,806
Property, plant, and equipment (net)	502,034	478,582
Other assets	78,412	77,085

Total Assets	$1,775,388	$1,651,202

Trade accounts payable	$96,136	$81,260
Short-term debt	20,237	20,281
Other current liabilities	86,865	89,543
Total Current Liabilities	203,238	191,084

Long-term debt	691,265	572,200
Accrued employee and retiree benefits	22,021	20,430
Other liabilities	31,408	17,653
Shareholders' Equity	827,456	849,835

Total Liabilities and Shareholders' Equity	$1,775,388	$1,651,202

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)
(Unaudited)

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2018	2017

Cash flows from operating activities:
Net earnings	$38,194	$13,192
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	12,578	12,141
Stock-based compensation	1,254	1,930
Net loss on assets	70	386
Loss on divestiture of businesses	-	31,882
Deferred income taxes	(4,346)	2,202
Changes in operating assets and liabilities	(29,499)	(30,574)

Net cash provided by operating activities	18,251	31,159

Cash flows from investing activities:
Acquisition of property, plant and equipment	(11,058)	(10,069)
Cash receipts on sold receivables	9,051	6,407
Proceeds from sale of assets	45	105
Proceeds from divestiture of businesses	-	12,457
Acquisition of new businesses	(11,000)	-
Other investing activity	(798)	(63)

Net cash (used in) provided by investing activities	(13,760)	8,837

Cash flows from financing activities:
Proceeds from additional borrowings	92,348	5,657
Debt payments	(12,280)	(19,350)
Purchase of treasury stock	(72,704)	(12,365)
Dividends paid	(14,274)	(13,306)
Other financing activity	(2,715)	(477)

Net cash used in financing activities	(9,625)	(39,841)

Effect of exchange rate changes on cash and cash equivalents	6,210	3,089

Net increase in cash and cash equivalents	1,076	3,244
Cash and cash equivalents at beginning of period	29,344	25,865
Cash and cash equivalents at end of period	$30,420	$29,109

Supplemental Information
Three Months Ended March 31,	2018	2017

Dividends paid per share	$0.33	$0.30